Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848, No. 333-74634, No. 333-105986 and No. 333-105998 on Form S-8 and in Registration Statement No. 333-162991 on Form S-3 of Schweitzer-Mauduit International, Inc. of our reports, relating to the consolidated financial statements of Schweitzer-Mauduit International, Inc. and subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting, dated March 8, 2010 appearing in the Annual Report on Form 10-K of Schweitzer-Mauduit International, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

March 8, 2010
Atlanta, Georgia